Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8
(Form Type)

Sunrise Communications AG
(Exact name of Registrant as specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common shares, par value CHF 0.10 per share	Other (1)	782,772 (2)	$46.12 (1)	$36,101,444.64	$153.10 per $1,000,000	$5,527.13
Total Offering Amounts					$36,101,444.64		$5,527.13
Total Fee Offsets							$0
Net Fee Due							$5,527.13

(1)	The Proposed Maximum Offering Price Per Share, estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), is $46.12, which was determined based on the average of the high and low prices of one Sunrise Communications AG (the “Registrant”) Class A common share (Namenaktien), par value CHF 0.10 per share (“Class A common share”), as reported by the SIX Swiss Exchange on November 19, 2024 and calculated using an exchange rate of CHF 1.00 = $1.1319.
(2)	Represents the maximum number of Class A common shares issuable pursuant to the Sunrise Communications AG Transitional Share Adjustment Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers, in addition to the number of Class A common shares stated above, an indeterminate number of Class A common shares that may be issued pursuant to the Plan after the operation of any anti-dilution and other provisions of the Plan.